EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (Nos. 333-200156 and 333-212892) and on Form S-8 (No. 333-212890) of Bone Biologics Corporation of our report dated April 2, 2018 related to the financial statements of Bone Biologics Corporation for the years ended December 31, 2017 and 2016 (restated) included in this Annual Report on Form 10-K for the year ended December 31, 2017.

Weinberg and Company, P.A.

Los Angeles, California

April 2, 2018